Exhibit 4(b)(4)

April 13, 2005

Raybestos Products Company 1204 Darlington Avenue Crawfordsville, IN 47933
Raytech Automotive Components Company 44600 Merrill Road Sterling Heights, MI 48314

Re: Seventh Amendment to Loan and Security Agreement

Gentlemen:

Reference is made to the Loan and Security Agreement dated September 28, 2000 by and between Raybestos Products Company, Raytech Automotive Components Company, and Automotive Composites Company (collectively the “Borrowers”) and Wachovia Capital Finance Corporation (New England) f/k/a Congress Financial Corporation (New England) (the “Lender”), as amended by that certain Amendment to Loan and Security Agreement dated March 31, 2003, that certain Second Amendment to Loan and Security Agreement dated August 12, 2003, that certain Third Amendment to Loan and Security Agreement dated November 12, 2003, that certain Fourth Amendment to Loan and Security Agreement dated April 5, 2004, that certain Waiver and Fifth Amendment to Loan and Security Agreement dated May 10, 2004 and that certain Sixth Amendment to Loan and Security Agreement dated October 12, 2004 (as so amended, the “Loan Agreement”). All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Loan Agreement. This agreement is hereby referred to as the “Seventh Amendment” or “this Letter Agreement.”

(1)  Background. Borrowers have requested that Lender waive certain existing Events of Default and amend certain provisions of the Loan Agreement. Lender has agreed to the foregoing subject to the terms and conditions hereof.

(2)  Waiver. Subject to the terms and conditions hereof, Lender hereby waives the Borrowers’ noncompliance with the following: (i) Section 9.6(a)(ii) of the Loan Agreement (Financial Statements and Other Information) based on the Borrowers’ failure to timely deliver to Lender audited consolidated financial statements and audited consolidating financial statements of Parent and its subsidiaries including each Borrower, together with other required information, for the Borrowers’ fiscal year ending January 2, 2005 and (ii) Section 9.15 of the Loan Agreement (Fixed Charge Coverage Ratio) based on the Borrowers’ failure to comply with the applicable Fixed Charge Coverage Ratio covenant for the twelve-month period ending January 2, 2005. This waiver is limited to and enforceable only to the extent specifically set forth herein and shall not be construed as a bar to or waiver of any right, power and/or remedy which Lender would have on any future occasion, whether similar in kind or otherwise.

April 13, 2005

(3)  Amendment to Section 9.15 of the Loan Agreement (Fixed Charge Coverage Ratio). Subject to the terms and conditions hereof, Section 9.15 of the Loan Agreement (Fixed Charge Coverage Ratio) is hereby deleted in its entirety and replaced with the following:

“9.15. Fixed Charge Coverage Ratio. Borrowers shall maintain a ratio of (a) Adjusted EBITDA of Borrowers to (b) the sum of mandatory and voluntary payments on all indebtedness of Borrowers (including, without limitation, capitalized leases, but excluding payments on the Revolving Loans unless there is a corresponding permanent reduction in the Revolver Ceiling), plus the total interest expense with respect to all outstanding indebtedness of the Borrowers, plus non-financed capital expenditures, for each of the periods set forth below:

Period	Fixed Charge Coverage Ratio

Three months ended 4/2/05	1.00:1.00
Six months ended 7/2/05	1.00:1.00
Nine months ended 9/1/05	1.00:1.00
Twelve months ended 12/31/05	1.00:1.00
Twelve months ended on each fiscal quarter thereafter	1.00:1.00

For purposes of this Section 9.15, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” shall mean for Borrowers, on a consolidated basis, for any period earnings (exclusive of: (a) extraordinary and nonrecurring items and (b) the amount of the Raybestos (UK) Limited Loss) before items of interest, taxes, depreciation and amortization deducted in determining earnings, as determined in accordance with GAAP.

“Raybestos (UK) Limited Receivable Loss” means, for any period, the loss incurred during such period in connection with the write-off of the Raybestos (UK) Limited Receivable.

“Raybestos (UK) Limited Receivable” means that certain receivable in the amount of $3,619,000 at January 2, 2005 owed by Raybestos (UK) Limited to the Borrowers.

Notwithstanding anything to the contrary set forth in this Seventh Amendment or any other Financing Agreement, if Borrowers shall fail to perform, observe or comply with the foregoing covenant during any applicable period, no Event of Default shall exist based on such failure, if within fifteen (15) days of Lender’s demand of Borrowers, Parent makes an irrevocable cash investment in Borrowers, in a form reasonably acceptable to Lender, in an amount equal to the amount that is required to increase the Borrowers’ Adjusted EBITDA such that the Borrowers’ Fixed Charge Coverage Ratio shall comply with the applicable ratio corresponding to such period in the table above; provided, however, that if: (i) Borrowers fail to deliver to Lender the financial statements and other information as required pursuant to Section 9.6 of the Loan Agreement on or before the expiry of any applicable grace period; or (ii) Parent fails to timely make the cash payment in accordance with this Section 9.15, then there shall automatically occur an Event of Default under the Loan Agreement and the other Financing Agreements, without further action by Lender, and without the requirement of notice, grace, delay, declaration or demand of any kind.”

April 13, 2005

(4)  Closure of Sterling Heights Facility. As of the date hereof, the Borrowers maintain various locations including, without limitation, at 44650 Merrill Road, Sterling Heights, Michigan 48314 (the “Sterling Heights Facility”); provided, however, the Borrowers hereby covenant and agree with Lender that on or before January 31, 2006, the Borrowers shall: (i) close the Sterling Heights Facility; and (ii) account for all Collateral previously maintained at the Sterling Heights Facility by (a) moving all or part of the Collateral therefrom to one or more of Borrowers’ locations maintained at 1204 Darlington, Crawfordsville, IN 47933, 609 East Chaney Street, Sullivan, IN 47882 and/or any other location approved by Lender in writing in advance in its sole discretion (each of the foregoing, an “Approved Location”); and/or (b) selling all or part of the Collateral therefrom on commercially reasonably terms and in a commercially reasonably manner (subject, in each case, to the prior approval of Lender), and delivering to Lender one hundred percent (100%) of the proceeds from any Collateral that is sold for application by Lender as a permanent reduction of the Obligations in such order and manner as may be determined by Lender in its sole discretion. Subject to the terms and conditions hereof, the Lender hereby consents to the closure of the Sterling Heights Facility and the Borrowers’ noncompliance with Section 10.1(l) of the Loan Agreement (Material Adverse Change), solely as it relates to the Borrowers’ closure of the Sterling Heights Facility; provided, however, that (a) the Sterling Heights Facility is closed by the Borrowers on or before January 31, 2006; and (b) within three (3) days of such closure, all Collateral previously maintained at the Sterling Heights Facility is: (i) relocated to an Approved Location; and/or (ii) sold by Borrowers in a commercially reasonable manner on commercially reasonable terms (subject, in each case, to the prior approval of Lender), and Borrowers shall have delivered to Lender one hundred percent (100%) of the proceeds from any Collateral that is sold for application by Lender as a permanent reduction of the Obligations in such order and manner as may be determined by Lender in its sole discretion. This consent and waiver is limited to and enforceable only to the extent specifically set forth herein and shall not be construed as a bar to or waiver of any right, power and/or remedy which Lender would have on any future occasion, whether similar in kind or otherwise.

(5)  Delivery of January 2, 2005 Audited Financial Statements. On or before April 29, 2005, Borrowers shall deliver to Lender audited consolidated financial statements and audited consolidating financial statements of Parent and its subsidiaries including each Borrower, together with all other information required by Section 9.6(a)(ii) of the Loan Agreement with respect to the fiscal year ending January 2, 2005, and which shall conform to Section 9.6(a)(ii) of the Loan Agreement in all respects.

April 13, 2005

(6)  Amendment Fee. Upon the execution of this Seventh Amendment, Borrowers shall pay a $20,000 fee, in cash, to Lender (the “Seventh Amendment Fee”). The Seventh Amendment Fee shall be fully earned and non-refundable as of the execution date of this Seventh Amendment.

(7)  Representations and Warranties. Each Borrower hereby represents, warrants and covenants that (a) the representations and warranties of Borrowers in the Financing Agreements, as modified by the updated and revised Schedules to the Information Certificate attached to the Third Amendment, are and remain accurate and complete in all material respects and (b) no Default or Event of Default exists or has occurred and is continuing as of the date hereof (after giving effect to this Letter Agreement).

(8)  Enforceability of Obligations; Waiver. Each Borrower hereby agrees that (i) the Financing Agreements are in full force and effect, and enforceable against each Borrower in accordance with their respective terms, and (ii) each Borrower has no offsets, claims or defenses to or in connection with the Obligations, or the terms of the Financing Agreements, all of which offsets, claims or defenses are hereby waived. Each Borrower hereby waives and affirmatively agrees not to challenge or otherwise pursue any and all defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights that it may have relating to the Obligations, the Financing Agreements, or the Collateral therefore, including, but not limited to, any right to contest the Existing Events of Default under the Financing Agreements or any other Defaults or Events of Default, the liens and security interests in favor of Lender, or the conduct of Lender in administering any such Obligations or agreements.

(9)  Miscellaneous. Each Borrower hereby confirms that the Financing Agreements remain in full force and effect without amendment or modification of any kind, except for the amendments and modifications set forth herein. The execution and delivery of this Letter Amendment by Lender shall not be construed as a waiver by Lender of any other term, covenant, condition or agreement under the Financing Agreements. This Letter Agreement shall be deemed to be a Financing Agreement and, together with the other Financing Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof. This Letter Agreement may be executed in counterparts and/or by facsimile, and each such counterpart and facsimile shall be as valid as if an original signature.

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Signature Page to Waiver and Seventh Amendment to Loan and Security Agreement

Very truly yours,

WACHOVIA CAPITAL FINANCE
CORPORATION (NEW ENGLAND) F/K/A
CONGRESS FINANCIAL CORPORATION
(NEW ENGLAND)

By:  ___________________________________
Name: _____________________________
Title: ______________________________

AGREED:RAYBESTOS PRODUCTS COMPANY

By:  ________________________________
Name:
Title:

RAYTECH AUTOMOTIVE COMPONENTS COMPANY

By: _________________________________
Name:
Title: